UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 12, 2025

Cutera, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
3240 Bayshore Blvd.
Brisbane, California 94005
(Address of principal executive offices)
(415) 657-5500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	CUTR	The NASDAQ Stock Market, LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company
☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On February 12, 2025, Jeryl (Jeri) Hilleman resigned from the board of directors (the “Board”) of Cutera, Inc. (the “Company”), effective immediately. Ms. Hilleman’s resignation was not due to any disagreement with the Company, the Board, or management on any matter related to the Company’s operations, policies or practices.

(d)

On February 13, 2025, the Board appointed Paul Wierbicki to the Board with immediate effect to fill the vacancy created by Ms. Hilleman’s resignation.

In connection with his appointment to the Board, on February 13, 2025, Mr. Wierbicki entered into an independent director engagement agreement with the Company that contemplates payment of a $25,000 monthly fee for his service on the Board, and provides that the minimum fee payable to him shall be no less than $75,000. In light of his agreement, the Board suspended the application of the Company’s outside director compensation program to Mr. Wierbicki. In connection with his appointment, Mr. Wierbicki executed the Company’s standard form of indemnification agreement, which is filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2019, and which is incorporated by reference herein. There are no other arrangements or understandings between Mr. Wierbicki and any other persons pursuant to which he was selected as a director. Additionally, Mr. Wierbicki has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CUTERA, INC.

Date: February 18, 2025	By:	/s/ Stuart Drummond
Stuart Drummond
Interim Chief Financial Officer